Exhibit 99

PepsiAmericas Reports Third Quarter Diluted Earnings Per Share of $0.41

Minneapolis, MN, October 25, 2006 — PepsiAmericas, Inc. (NYSE: PAS) today reported third quarter 2006 net income of $53.1 million, with revenue up 8.3 percent including acquisitions.  Diluted earnings per share (EPS) was $0.41 for the third quarter of 2006.  The reported results compare to net income of $63.7 million in the third quarter of 2005, or EPS of $0.47.  These prior year results include a $0.01 per share benefit related to the fructose settlement proceeds received in the third quarter of 2005.  During the third quarter of 2006, the company completed the acquisition of the bottling operations in Romania and Moldova, as previously announced.  These geographies are referred to as the acquisition territories in this release.

•                  Reported worldwide revenue increased 8.3 percent, with almost 4 percentage points of growth from the acquisition territories and the remainder driven by balanced volume and pricing gains in existing markets.  Worldwide volume increased 9 percent in the quarter with constant territory volume up 2.8 percent, reflecting volume gains across all geographies.

•                  U.S. average net selling price improved 1.3 percent in the third quarter.  Reported worldwide net pricing was essentially flat compared to the prior year quarter, reflecting an unfavorable country mix impact related to the newly acquired territories.  On a constant territory basis, worldwide net pricing was up 1.5 percentage points.

•                  Gross profit grew 5 percent to $433.6 million, with approximately 4 percentage points of growth coming from the acquisition territories.  The remainder of the increase was driven by strong growth in the company’s existing Central European markets.  Reported worldwide cost of goods sold per unit increased 2.2 percent, reflecting a favorable country mix impact of approximately 2 percentage points related to the acquisition territories.  On a constant territory basis, worldwide cost of goods sold increased 4.1 percent per unit.  Cost of goods sold in the U.S. business was up 4 percent on a per unit basis.

•                  Reported worldwide operating income was $110.0 million in the quarter, including the benefit from the acquisition territories.  This compares to operating income of $121.3 million reported in the third quarter of 2005, which included a $1.8 million gain from the fructose settlement.

•                  For the company’s outlook, the company estimates its full year adjusted EPS to be in the range of $1.30 to $1.33, which reflects higher than previously anticipated raw material costs in the fourth quarter and excludes the impact of special charges.

“We are pleased with our top-line performance in the third quarter, reflecting pricing gains and volume increases in all of our geographies,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “In the U.S., our top-line growth continued, with a better balance between volume and pricing.  However, significant volume increases in our take home Aquafina business and a soft single-serve business continue to unfavorably impact our net pricing.  This, along with higher raw material costs, has resulted in lower domestic profits than a year ago.”

“In our international businesses,” continued Mr. Pohlad, “revenue and operating profits grew double digits in our existing markets.  We have a broadened product portfolio, a more efficient infrastructure, and a strong commitment to brand investment, driving sustainable growth in our international markets.”

Third Quarter U.S. Operations Highlights

U.S. volume was up 0.6 percent in the quarter compared to prior year.  Carbonated soft drink volume declined mid single-digits reflecting continued overall softness in the category.  The company grew the non-carbonated beverage category over 30 percent in the quarter.  Aquafina volume grew 40 percent, while the balance of the non-carbonated beverage portfolio grew over 25 percent, led by Lipton Iced Tea, Frappuccino and SOBE.  The company continues to advance its beverage portfolio to better position it with the consumer, driving non-carbonated beverages to 21 percent of the U.S. volume mix in the quarter, up 5 percentage points over 2005.

Net sales in the U.S. grew 2.3 percent to $841.5 million in the third quarter, driven by both volume and net pricing increases.  Net pricing per unit increased 1.3 percent, a sequential improvement from the previous quarter, driven by a more balanced package mix.  The company’s single-serve packages in the quarter were flat compared to the prior year, representing an improvement from the previous quarter, while take home packages slowed to 1 percent growth over the prior year.  Domestic cost of goods sold per unit increased 4 percent, reflecting increases in raw material costs across all commodities, as well as higher costs associated with growth in the non-carbonated portfolio.  Gross profit declined 1.4 percent to $350.7 million, reflecting higher cost of goods sold per unit.

Selling, delivery and administrative expenses increased 5.9 percent to $260.6 million, driven mainly by a fixed asset charge, investment behind Nutrisoda, and higher fuel costs.  As reported, third quarter operating income in the U.S. was $90.1 million, down $21.4 million from the prior year quarter.  The prior year third quarter benefited from the $1.8 million fructose settlement.

Third Quarter International Operations Highlights

Central Europe volume increased 50.5 percent, including the acquisition territories.  Volume was up 13.1 percent on a constant territory basis, reflecting growth in all categories and across all markets.   Reported net sales for Central Europe were $157.2 million in the third quarter, up 57.8 percent, with over 35 percentage points of the increase coming from the acquisition territories.  Existing markets delivered strong top- line growth of over 20 percent in the quarter.  Net pricing increased 8.3 percent while cost of goods sold per unit increased 7.2 percent, with foreign currency translation driving approximately 3 percentage points of growth in each.  Reported gross profit increased 60.2 percent to $65.7 million in the quarter, with the acquisition territories driving almost 40 percentage points of the increase and constant territory growing over 20 percent.  Reported selling, delivery and administrative expenses of $47.7 million increased 43.7 percent compared to the previous year, with over 25 percentage points of growth coming from the acquisition territories and the remainder reflecting higher advertising spending and higher volume in existing territories.  Operating income grew to $18 million compared to $7.8 million in the prior year quarter, driven by the contribution from the acquisition territories, and strong growth of almost 40 percent in existing markets.

The Caribbean business reported a volume increase of 3.8 percent.  Net pricing improvements of 4.6 percent helped to drive Caribbean net sales to $65.5 million, up 8.3 percent in the third quarter.  Higher raw material and utility costs drove a cost of goods sold per unit increase of 7.2 percent.  Caribbean gross profit grew 4.9 percent from last year to $17.2 million in the quarter.  Selling, delivery and administrative costs increased 6.3 percent, reflecting transition costs related to a new third party distributor arrangement in Jamaica.  The Caribbean business delivered operating income of $1.9 million, essentially flat to prior year.

U.S. Business Reorganization

The company plans to strategically realign its U.S. business to further strengthen its customer focused go-to-market strategy.  PepsiAmericas’ domestic team will be aligned by customer and channel with dedicated functional support teams.  This is a change from the current structure, which is organized by geography.  The company will incur a charge related to this reorganization, with a majority of the charge reflected in the fourth quarter of this year and the balance of the charge to be recorded in 2007.  The company will provide information on the amount of this charge in a future announcement.

“This reorganization of our U.S. business represents a significant change in how we sell to our customers, providing focused and dedicated teams to specific channels and individual customers,” said Mr. Pohlad.  “At the same time, we are further enhancing our capabilities in revenue growth management, as well as supply chain productivity.”

Outlook

“In the fourth quarter, we expect to maintain our top-line growth based on rate increases in the U.S. and continued strength in our international businesses.  Additional raw material cost challenges, however, will put pressure on our full year earnings,” remarked Mr. Pohlad.

Based on recent upward trends in commodity prices, the company expects higher raw material costs of approximately $0.02 per share in the fourth quarter.  Mr. Pohlad continued, “While 2006 has been a challenging year, I am encouraged by the fundamentals of our business: we have a strong distribution system, an advantaged product portfolio, and growing international markets. We are working to better position ourselves with our customers — through a more aligned, simpler, and more efficient way to do business.  These strategic initiatives, along with strong innovation and growing contribution from our international businesses better position us for long term sustainable growth.”

The full year adjusted EPS outlook of $1.30 to $1.33 excludes the impact of special charges but includes a $0.01 per share charge related to stock option expenses and the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payment.”

The company’s 2006 guidance compares to adjusted EPS of $1.37 in 2005.  The 2005 reported EPS of $1.42 benefited from several items that increased EPS by $0.05, as previously reported.

PepsiAmericas will hold its third quarter earnings conference call at 10:00 AM CDT today, Wednesday, October 25, 2006, through a live webcast over the internet.  The webcast will be available at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our

Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Contact:
Investor Relations:
Sara Zawoyski, 612-661-3830
sara.zawoyski@pepsiamericas.com

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in millions, except per share data)

	Third Quarter		First Nine Months
	2006	2005	2006	2005

Net sales	$1,064.2	$982.9	$2,977.9	$2,831.7
Cost of goods sold	630.6	569.8	1,767.0	1,637.5
Gross profit	433.6	413.1	1,210.9	1,194.2
Selling, delivery and administrative expenses	323.6	293.6	928.5	890.5
Fructose settlement income	—	1.8	—	15.1
Special charges, net	—	—	2.2	2.5
Operating income	110.0	121.3	280.2	316.3
Interest expense, net	27.0	22.3	74.5	67.5
Other expense, net	0.1	1.9	4.0	3.3
Income before income taxes and equity in net earnings of nonconsolidated companies	82.9	97.1	201.7	245.5
Income taxes	30.0	36.6	75.1	91.6
Equity in net earnings of nonconsolidated companies	0.2	3.2	5.6	3.2
Net income	$53.1	$63.7	$132.2	$157.1

Weighted average common shares:
Basic	126.6	134.2	128.2	135.7
Incremental effect of stock options and awards	1.8	2.5	2.0	2.4
Diluted	128.4	136.7	130.2	138.1

Earnings per share:
Basic	$0.42	$0.47	$1.03	$1.16
Diluted	$0.41	$0.47	$1.02	$1.14

Cash dividends declared per share	$0.125	$0.085	$0.375	$0.255

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Third Quarter	End of Fiscal Year
	2006	2005
ASSETS:
Current assets:
Cash and cash equivalents	$154.4	$116.0
Receivables, net	294.2	213.8
Inventories:
Raw materials and supplies	94.5	88.2
Finished goods	139.3	106.0
Total inventories	233.8	194.2

Other current assets	75.9	74.2
Total current assets	758.3	598.2

Property and equipment	2,534.0	2,387.0
Accumulated depreciation	(1,402.5)	(1,272.9)
Net property and equipment	1,131.5	1,114.1

Goodwill	2,019.6	1,859.0
Intangible assets, net	302.7	301.1
Other assets	120.4	181.4

Total assets	$4,332.5	$4,053.8

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$287.8	$290.4
Payables	249.7	208.4
Other current liabilities	228.2	223.2
Total current liabilities	765.7	722.0

Long-term debt	1,541.7	1,285.9
Deferred income taxes	243.7	245.1
Other liabilities	226.9	231.5

Total liabilities	2,778.0	2,484.5

Shareholders’ equity:
Preferred stock	—	—
Common stock	1,279.4	1,267.1
Retained income	515.4	432.0
Unearned stock-based compensation	—	(16.5)
Accumulated other comprehensive loss	(11.7)	(25.1)
Treasury stock, at cost	(228.6)	(88.2)
Total shareholders’ equity	1,554.5	1,569.3

Total liabilities and shareholders’ equity	$4,332.5	$4,053.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	First Nine Months
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$132.2	$157.1
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	146.2	139.8
Deferred income taxes	3.5	(3.8)
Special charges, net	2.2	2.5
Cash outlays related to special charges	(2.0)	(1.2)
Loss on extinguishment of debt	—	5.6
Pension contributions	(10.0)	(6.7)
Gain on sale of investment	(0.9)	—
Equity in net earnings of nonconsolidated companies	(5.6)	(3.2)
Excess tax benefits from share-based payment arrangements	(6.4)	—
Other	14.8	21.7
Changes in assets and liabilities, exclusive of acquisitions:
Increase in receivables	(62.7)	(17.5)
Increase in inventories	(25.0)	(18.1)
Increase in payables	15.6	1.3
Net change in other assets and liabilities	25.1	34.5
Net cash provided by operating activities of continuing operations	227.0	312.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(127.7)	(98.4)
Franchises and companies acquired, net of cash acquired	(88.5)	(354.6)
Proceeds from sales of property	6.8	3.4
Proceeds from sales of investment	0.9	—
Purchase of equity investment	—	(51.0)
Net cash used in investing activities	(208.5)	(500.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	84.6	52.9
Proceeds from issuance of long-term debt	247.4	793.3
Repayment of long-term debt	(134.7)	(457.0)
Treasury stock purchases	(150.7)	(196.1)
Excess tax benefits from share-based payment arrangements	6.4	—
Issuance of common stock	23.0	59.6
Cash dividends	(43.3)	(23.6)
Net cash provided by financing activities	32.7	229.1

Net operating cash flows used in discontinued operations	(11.5)	(6.9)
Effects of exchange rate changes on cash and cash equivalents	(1.3)	1.3
Change in cash and cash equivalents	38.4	34.9
Cash and cash equivalents at beginning of year	116.0	74.9
Cash and cash equivalents at end of quarter	$154.4	$109.8

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded the fructose settlement, the property tax refund, the loss on extinguishment of debt, and special charges relating to various restructuring initiatives.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this press release that impact comparability of the periods presented:

	Third Quarter 2006		Third Quarter 2005
(unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$110.0	$53.1	$121.3	$63.7
Items impacting comparability
Fructose settlement	—	—	(1.8)	(1.1)

Adjusted Comparisons	$110.0	$53.1	$119.5	$62.6

Weighted average common shares:
Basic		126.6		134.2
Incremental effect of stock options and awards		1.8		2.5
Diluted		128.4		136.7

Earnings per share - basic
As reported		$0.42		$0.47
As adjusted		$0.42		$0.47
Earnings per share - diluted
As reported		$0.41		$0.47
As adjusted		$0.41		$0.46

	First Nine Months 2006		First Nine Months 2005
(unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$280.2	$132.2	$316.3	$157.1
Items impacting comparability
Fructose settlement	—	—	(15.1)	(9.4)
Property tax refund	—	—	—	(3.5)
Loss on extinguishment of debt	—	—	—	3.5
Special charges, net	2.2	1.4	2.5	1.6

Adjusted Comparisons	$282.4	$133.6	$303.7	$149.3

Weighted average common shares:
Basic		128.2		135.7
Incremental effect of stock options and awards		2.0		2.4
Diluted		130.2		138.1

Earnings per share - basic
As reported		$1.03		$1.16
As adjusted		$1.04		$1.10
Earnings per share - diluted
As reported		$1.02		$1.14
As adjusted		$1.03		$1.08

Full Year 2006 EPS Outlook:  A reconciliation of our full year 2006 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the 4th quarter, is provided below.

	Full Year 2006 Outlook Estimated EPS Range		Full Year
(Unaudited)	Low	High	2005
Net income per share - diluted
As reported, estimated	$1.29	$1.32	$1.42
Items impacting comparability
Fructose settlement			(0.08)
Property tax refund			(0.03)
Other tax adjustments			(0.01)
Special charges, net	0.01	0.01	0.01
Early extinguishment of debt			0.03
As adjusted, estimated	$1.30	$1.33	$1.34

Adjustments included in this summary were as follows:

Special charges - During the first quarter of 2006, we recorded special charges, net, in Central Europe of $2.2 million ($1.4 million after taxes) related primarily to a reduction in the workforce. These special charges were primarily for severance costs and related benefits.

During the first quarter of 2005, we recorded special charges, net, in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges were related to a reduction in the workforce and the consolidation of certain production facilities. These special charges were primarily for severance costs and related benefits and asset write-downs.

Loss on extinguishment of debt - During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt.  The total amount of securities tendered was $388 million.  As a result of the tender offer we recorded a loss on the extinguishment of debt of $5.6 million ($3.5 million after taxes).  The loss was recorded in “Interest expense, net.”

Property tax refund - In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a property tax refund related to a previously sold parcel of land in downtown Chicago.  $1.5 million ($0.9 million after taxes) was recorded in “Interest Expense, net” and the remaining $4.1 million gain ($2.6 million after taxes) was recorded in “Other expense, net.”

Fructose settlement - In the third quarter of 2005, we recorded a gain of $1.8 million ($1.1 million after taxes) and in the first nine months of 2005, we recorded a gain of $15.1 million ($9.4 million after taxes) related to the favorable settlement of the high fructose corn syrup lawsuit.

2.  Quadrant-Amroq Bottling Company Limited (“QABCL”) is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova.  In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million.  This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock” and was included in “Other Assets” in the Condensed Consolidated Balance Sheet.   We recorded our share of QABCL earnings in “Equity in net earnings of nonconsolidated companies” in the Condensed Consolidated Statements of Income.  In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash received.  QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006.  Due to the timing of the receipt of available financial information from QABCL, we record results on a one-month lag basis.